Exhibit 10.7

EXECUTION COPY

EMPLOYMENT AGREEMENT made August 24, 2009 between AOL LLC, a Delaware limited liability company (the “Company”), and Arthur Minson (“You”). You agree that you shall commence employment with the Company on a full-time basis as of September 8, 2009 (the “Effective Date”).

You and the Company desire to set forth the terms and conditions of your employment by the Company and agree as follows:

1.    Term of Employment.    Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on the Effective Date and ending on September 7, 2012 (the “Term Date”), subject, however, to earlier termination as set forth in this Agreement.

2.    Employment.

    2.1      Employment Terms.    During the term of employment, you shall serve as an Executive Vice President of the Company and the Chief Financial Officer of the Company, and you shall have the authority, functions, duties, powers and responsibilities normally associated with such position and such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time by the Chief Executive Officer of the Company or the Company’s Board of Directors consistent with your senior position with the Company. During the term of employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a full-time basis all of your skill and experience to the performance of your duties, (ii) you shall have no other employment and, without the prior written consent of the Chief Executive Officer of the Company, no outside business activities which require the devotion of substantial amounts of your time, (iii) you shall report to the Chief Executive Officer of the Company and (iv) the place for the performance of your services shall be the principal executive offices of the Company in the New York City metropolitan area, subject to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company’s written policies, as in effect from time to time, regarding vacations, holidays, illness and the like. Notwithstanding the foregoing, nothing herein shall preclude you from (x) serving, with the prior written consent of the Company, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (y) engaging in charitable activities and community affairs and/or (z) managing your personal investments and affairs; provided, however, that the activities set out in clauses (x), (y) and (z) shall be limited by you so as not to interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.

    2.2      Transaction.   “Transaction” means any transaction pursuant to which (i) the Company becomes a separate publicly traded company from Time Warner Inc. (“Parent”), (ii) all or substantially all the assets of, or membership interests in, the Company are transferred to another entity that is an affiliate of Parent and then becomes a separate publicly traded company from Parent or (iii) all or substantially all the assets of, or membership interest in, the Company are transferred to another entity that is not an affiliate of Parent (whether or not publicly traded). “PublicCo” means (a) the Company in the event of a Transaction described in clause (i) of the definition thereof or (b) the transferee in the event of a Transaction described in clause (ii) or (iii) of the definition thereof.

3.   Compensation.

    3.1       Base Salary.   The Company shall pay you a base salary at the rate of not less than $750,000 per annum during the term of employment (“Base Salary”). The Company may increase, but not decrease, your Base Salary during the term of employment. Base Salary shall be paid in accordance with the Company’s customary payroll practices.

    3.2       Bonus.   In addition to Base Salary, the Company typically pays its executives an annual cash bonus (“Bonus”). Although your Bonus is fully discretionary, your target annual Bonus as a percentage of Base Salary is 200%, and your maximum annual Bonus as a percentage of Base Salary is 300%; provided that your Bonus for 2009 will not be less than $1,000,000. Each year, your personal performance will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined. Although as a general matter the Company expects to pay bonuses at the target level in cases of satisfactory individual performance, it does not commit to do so, and your Bonus may be negatively affected by the exercise of the Company’s discretion or by overall Company performance. Your Bonus amount, if any, will be paid to you between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Bonus is earned.

    3.3       Long Term Incentive Compensation.

3.3.1     Long Term Equity Incentive Awards.    During your term of employment, provided that you remain employed by PublicCo or one of its affiliates on the applicable grant date, you shall receive annual grants of long-term equity incentive awards with a value, as determined in accordance with Section 3.3.3, equal to $1,500,000 annually, in a manner determined by PublicCo’s Board of Directors (or any duly authorized committee thereof) in its sole discretion; provided that the value of the first annual long-term equity incentive award shall be comprised of 60% PublicCo stock options and 40% PublicCo restricted stock units. Notwithstanding the foregoing or any other provisions of this Agreement (other than Section 3.5.2), the value of any long-term equity incentive awards granted pursuant to this Section 3.3.1 and any Pre-Spin-Off LTI Awards (as defined below) granted pursuant to Section 3.3.2 that you are entitled to receive prior to the Term Date shall equal no less than $4,500,000 in the aggregate; provided, however, that the Company’s Board of Directors (or any duly authorized committee thereof), in its sole discretion, shall be permitted to make one or more combined grants to you in an earlier year that is intended to cover the annual grants for the then-current year and one or more later years, in which case, you shall not be entitled to receive another annual award for the year(s) covered by any such combined grant. For this purpose, the value of any Pre-Spin-Off LTI Awards granted pursuant to Section 3.3.2 shall be deemed to equal the target value of such awards. The annual long-term equity incentive awards granted pursuant to this Section 3.3.1 will vest and become exercisable or settled, as applicable, in accordance with the terms and conditions set forth in the award agreement evidencing such awards, as determined by PublicCo’s Board of Directors in its sole discretion, provided that such awards shall vest in accordance with the vesting schedule generally applicable to the annual long-term equity incentive awards granted to other senior executives of the Company. Except as specifically set forth in this Agreement, in the event that you cease to be employed by the Company or any of its affiliates prior to the relevant vesting date set forth in the award agreement evidencing such long-term equity incentive awards will be immediately forfeited and you will be entitled to no further payment or benefits with respect thereto. For purposes of this Agreement, the term “affiliate”, when used with respect to any entity, shall mean any other entity which, directly or indirectly, controls, is controlled by, or is under common control with, such entity.

3.3.2    Pre-Spin-Off Long Term Cash Incentive Grant.    In the event that a Transaction described in clause (i) or (ii) of the definition thereof is not consummated by each March 31 that occurs during the term of your employment hereunder, provided that you remain employed by the Company or one of its affiliates through such date, not later than each such March 31, you shall receive a long-term cash incentive grant with a target value of $1,500,000, which shall vest in full, subject to the achievement of certain performance goals as determined by the Company’s Board of Directors, on the second anniversary of the date of grant, provided that you remain continuously employed by the Company or one of its affiliates until that date, except as otherwise specifically set forth in this Agreement. Each long-term cash incentive grant made pursuant to this Section 3.3.2, shall be referred to as a “Pre-Spin-Off LTI Award”. It is expected that the Pre-Spin-Off LTI Awards will not constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.3.3    Other.    For purposes of the first annual long-term equity incentive award described in Section 3.3.1 and the Make-Whole RSUs described in Section 3.5.2, the grant date value of each PublicCo restricted stock unit shall be deemed to equal to the per share closing price of the underlying stock on the applicable grant date, and the grant date value of each PublicCo stock option shall be deemed to equal to one-third of the per share exercise price of such stock option. The value of all other PublicCo restricted stock units and PublicCo stock options granted pursuant to this Section 3 shall be in conformity with the methodology and calculations as determined by PublicCo’s Board of Directors (or any duly authorized committee thereof) for other senior executives of the Company. All stock options that are granted pursuant to this Section 3.3 shall be granted at an exercise price that is equal to the fair market value of the underlying common stock on the applicable grant date. Notwithstanding any provision of this Section 3, PublicCo shall be permitted to grant shares of restricted stock (or other similar awards) in lieu of restricted stock units and stock appreciation rights (or other similar awards) in lieu of stock options.

    3.4      Sale of the Company Prior to March 31, 2010.    In the event that a Transaction described in clause (iii) of the definition thereof is consummated prior to the consummation of a Transaction described in clause (i) or (ii) of the definition thereof and prior to March 31, 2010, provided that you do not become employed by PublicCo or any of its affiliates following such Transaction described in clause (iii) of the definition thereof, you shall receive a lump-sum cash payment equal to $1,500,000 upon the consummation of such Transaction, which shall be in lieu of any long-term equity incentive awards and any Pre-Spin-Off LTI Awards described in Section 3.3. In the event, however, that you accept employment with PublicCo or any of its affiliates following a Transaction described in clause (iii) of the definition thereof under circumstances described in the preceding sentence, you shall receive a long-term incentive grant with a target value of $1,500,000 from PublicCo or one of its affiliates, as applicable, on or about March 31, 2010, in a manner mutually agreed to by you and such entity.

    3.5      Make-Whole Grant.

3.5.1    Make-Whole Payment.    In order to compensate you for all benefits and payments that you forfeited when you ceased employment with your former employer, you shall receive, on or about the Effective Date, a lump-sum cash payment equal to $675,000 (the “Make-Whole Payment”). Notwithstanding the foregoing, if you voluntarily terminate your employment with the Company, other than due to a material breach by the Company pursuant to Section 4.2, (a) on or prior to the first anniversary of the Effective Date, you shall repay the Make-Whole Payment to the Company in full within 15 business days following such voluntary termination or (b) after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, you shall repay 50% of the Make-Whole Payment to the Company within 15 business days following such voluntary termination.

3.5.2    Make-Whole RSUs.    In order to compensate you for any equity that you forfeited when you ceased employment with your former employer, you shall receive, upon a Transaction described in clause (i) or (ii) of the definition thereof, a grant of PublicCo restricted stock units with a value, as determined in accordance with Section 3.3.3, equal to $1,000,000 (the “Make-Whole RSUs”), which shall vest 50% on each of the first and second anniversaries of the date of grant; provided, however, that except as otherwise set forth in this Agreement, you must be employed by PublicCo or one of its affiliates on the date the Make-Whole RSUs are granted in order to be entitled to such grant. If, following a Transaction described in clause (i) or (ii) of the definition thereof, the Company experiences a change in control, as defined by the Company’s Board of Directors in a manner consistent with the definition established for other senior executives of the Company, subject to Section 11.18, the Make-Whole RSUs shall vest in full upon the earliest of (a) the expiration of the one-year period immediately following such change in control, provided that you remain employed by the Company or one of its affiliates through such date, (b) the original vesting date with respect to each portion of such Make-Whole RSUs and (c) termination of your employment as a result of a termination without cause (other than due to disability or death), and shares of common stock underlying the Make-Whole RSUs shall be issued to you as soon as practicable but in no event later than 30 days following the date on which the Make-Whole RSUs vest pursuant to this sentence. Furthermore, in the event that a Transaction described in clause (iii) of the definition thereof is consummated prior to the consummation of a Transaction described in clause (i) or (ii) of the definition thereof, you shall receive a lump-sum cash payment equal to $1,000,000 upon the consummation of such Transaction, which shall be in lieu of the grant of Make-Whole RSUs.

    3.6      Indemnification.    You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Operating Agreement of the Company (not including any amendments or additions after the Effective Date that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

4.    Termination.

    4.1       Termination for Cause.    The Company may terminate the term of employment and all of the Company’s obligations under this Agreement, other than its obligations set forth below in this Section 4.1, for “cause”. Termination by the Company for “cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (b) willful failure or refusal without proper cause to perform your duties with the Company, including your obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c)

misappropriation, embezzlement or reckless or willful destruction of Company property, (d) breach of any statutory or common law duty of loyalty to the Company, (e) intentional and improper conduct materially prejudicial to the business of the Company or any of its affiliates, or (f) breach of any of the covenants provided for in Section 8 hereof. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform any one or more of your obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to you under this Section 4.1, and (iii) within 15 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective.

    In the event of termination by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of the termination of employment (the “Effective Termination Date”), (ii) to pay any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the Effective Termination Date, and (iii) with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination occurs.

    4.2    Termination by You for Material Breach by the Company and Termination by the Company Without Cause.     Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment under this Agreement with an Effective Termination Date 30 days after the giving of such notice, if, at the time of giving such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, in the case of clauses (i) and (ii) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches; and provided further, that such notice is provided to the Company within 90 days after the occurrence of such material breach. A material breach by the Company shall mean (i) the Company’s violating Section 2 with respect to authority, reporting lines, duties, or place of employment, (ii) the Company’s violating Section 3 with respect to compensation payable to you, (iii) upon the consummation of a Transaction described in clause (ii) of the definition thereof, the failure of the transferee in such Transaction expressly to assume the obligations of the Company under this Agreement or (iv) the consummation of a Transaction described in clause (iii) of the definition thereof prior to the consummation of a Transaction described in clause (i) or (ii) of the definition thereof.

    The Company shall have the right, exercisable by written notice to you delivered before the date which is 60 days prior to the Term Date, to terminate your employment under this Agreement without cause, which notice shall specify the Effective Termination Date. If such notice is delivered on or after the date which is 60 days prior to the Term Date, the provisions of Section 4.3 shall apply.

4.2.1    In the event of a termination of employment by the Company without cause or by you for a material breach by the Company pursuant to this Section 4.2.1 (a “termination without cause”), you shall receive Base Salary and a pro rata portion of your then-current target annual Bonus (which, for the avoidance of doubt, shall not be less than 200% of your then-current Base Salary) through the Effective Termination Date. In addition, subject to Section 11.18, promptly following the date that the release of claims described in Section 4.4 becomes effective and irrevocable (but in no event more than 90 days following the Effective Termination Date), you shall receive a lump-sum cash payment equal to two times the sum of your then-current (a) Base Salary and (b) target annual Bonus (which, for the avoidance of doubt, shall not be less than 200% of your then-current Base Salary). Furthermore, in the event of a termination without cause prior to the consummation of a Transaction described in clause (i) or (ii) of the definition thereof, subject to Section 11.18, promptly following the date that the release of claims described in Section 4.4 becomes effective and irrevocable (but in no event more than 90 days following the Effective Termination Date), you shall receive a lump-sum cash payment equal to $1,000,000, which shall be in lieu of the grant of Make-Whole RSUs. Notwithstanding the other provisions of this Section 4.2.1, if you accept full-time employment with any then-current affiliate of the Company prior to the period ending on the date that is twenty-four months after the Effective Termination Date (the “Severance Term Date”), then prior to commencing employment, you will be required to repay the Company an amount in cash equal to the value of the lump-sum cash severance payment that you received pursuant to the second sentence of this of this Section 4.2.1, multiplied by a fraction, (x) the numerator of which is the number of full months then remaining prior to the Severance Term Date and (y) the denominator of which is 24.

    4.3      After the Term Date.    If at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 60 days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is 60 days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), which the Company shall have the right to do so long as no Disability Date (as defined in Section 5) has occurred prior to the delivery by the Company of written notice of termination, then such termination shall be deemed for all purposes of this Agreement to be a “termination without cause” under Section 4.2 and the provisions of Sections 4.2.1 and 7.2 shall apply.

    4.4      Release.    A condition precedent to the Company’s obligation to make or continue the payments associated with a termination without cause shall be your execution and delivery of a release in the form attached hereto as Annex A, as such form may be updated by the Company to reflect changes in applicable law. If you shall fail to execute and deliver such release, or if you revoke such release as provided therein, then in lieu of the payments provided for herein, you shall receive a severance payment determined in accordance with the Company’s then-current policies relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Agreement, if any, prior to the date of your refusal to deliver, or revocation of, such release.

    4.5      Mitigation.    In the event of a termination without cause, you shall not be required to take actions in order to mitigate your damages hereunder, unless Section 280G of the Code would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, Section 4.5.1 shall govern. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 4.5 shall not be a defense or offset to the Company’s obligation to pay you in full the amounts provided in this Agreement upon the occurrence of a termination without cause, at the time provided herein, or the timely and full performance of any of the Company’s other obligations under this Agreement.

4.5.1 Limitation on Certain Payments.    Notwithstanding any other provision of this Agreement:

4.5.1.1 In the event the Company (or its successor) determines, based on the advice of an independent nationally recognized public accounting firm engaged by the Company, that part or all of the consideration, compensation or benefits to be paid to you under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount”, as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Company determines, based on the advice of such public accounting firm, that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount.

4.5.1.2. If the determination made pursuant to Section 4.5.1.1 results in a reduction of the payments that would otherwise be paid to you except for the application of Section 4.5.1.1, such reduction in payments shall be first applied to reduce any cash severance payments that you would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting you to additional taxation under Section 409A of the Code. Within ten days following such determination, the Company shall pay or distribute to you or for your benefit such amounts as are then due to you under this Agreement and shall promptly pay or distribute to you or for your benefit in the future such amounts as become due to you under this Agreement.

4.5.1.3.  As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company that should not have been made under Section 4.5.1.1 (an “Overpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, the Company shall have no liability or obligation to you for any excise taxes, interest or penalty that you are required to pay as a result of such final determination.

4.6    Payments.  Except as otherwise specifically set forth in this Agreement, payments of Base Salary and Bonus required to be made to you after any termination shall be made at the same times as such payments otherwise would have been paid to you pursuant to Sections 3.1 and 3.2 if you had not been terminated, subject to Section 11.18.

5.    Disability.

5.1   Disability Payments.    If during the term of employment and prior to the delivery of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”), subject to Section 11.18. If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you a pro rata Bonus (based on your target annual Bonus) for the year in which the Disability Date occurs and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is twelve months after the Disability Date (in the case of either (i) or (ii), the “Disability Period”), in an annual amount equal to 75% of (a) your Base Salary at the time you become disabled and (b) your target annual Bonus at the time you become disabled, in each case, subject to Section 11.18.

5.2   Recovery from Disability.    If during the Disability Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to restore you to full-time service at full compensation. If the Company elects to restore you to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period. If the Company elects not to restore you to full-time service, you shall be entitled to obtain other employment and continue to receive the payments as set forth in, and in accordance with, the last sentence of Section 5.1, subject, however, to the following: (i) you shall perform advisory services during any balance of the Disability Period; and (ii) you shall comply with the provisions of Sections 8 and 9 during the Disability Period. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering advice concerning the business, affairs and management of the Company as requested by the Chief Executive Officer or other senior officer of the Company but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both parties. Any income from such other employment shall not be applied to reduce the Company’s obligations under this Agreement.

5.3   Other Disability Provisions.    The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from Worker’s Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company’s deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 and 4.3 shall not apply during the Disability Period, and unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.

6.    Death.    If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive Base Salary to the last day of the month in which your death occurs and Bonus compensation (at the time bonuses are normally paid) based on your target annual Bonus at the time of your death, but prorated according to the number of whole or partial months you were employed by the Company in such calendar year.

7.    Other Benefits.

7.1    General Availability.    To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its executives, during the term of your employment with the Company, you shall be eligible to participate in any savings plan, or similar plan or program and in any group life insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter.

7.2    Benefits After a Termination or Disability.

7.2.1    Continued Benefits.    After the Effective Termination Date of a termination of employment pursuant to Section 4.2 and prior to the Severance

Term Date or during the Disability Period, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans other than disability programs and to receive the health and welfare benefits (other than disability programs) required to be provided to you under this Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. After the Effective Termination Date of a termination of employment pursuant to Section 4 or during a Disability Period, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company. At the Severance Term Date, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans.

7.2.2    Treatment of Outstanding Long-Term Incentive Awards.

7.2.2.1 PublicCo Equity-Based Awards.  At the Severance Term Date, your rights to benefits and payments under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other long-term incentive plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of such plan or agreement, if your employment is terminated as a result of a termination pursuant to Section 4.2, subject to Section 4.4, then any stock options to purchase the Company’s common stock that you hold at the time of such termination shall continue to vest through the Severance Term Date, and any such vested stock options shall remain exercisable thereafter (but not beyond the term of such stock options) for the period set forth in the relevant stock option agreement and the Company’s equity plan. Furthermore, notwithstanding the first sentence of this Section 7.2.2.1 or any more restrictive provisions of such plan or agreement, if your employment is terminated as a result of a termination pursuant to Section 4.2, subject to Section 11.18, provided that the release of claims described in Section 4.4 has become irrevocable (but in no event more than 70 days following the Effective Termination Date), you shall receive a number of shares of the Company’s common stock equal to the number of restricted stock units (including any Make-Whole RSUs) that you hold at the time of such termination of employment and that were scheduled to vest on or prior to the Severance Term Date. Except as specifically provided in Section 3.5.2 regarding treatment of the Make-Whole RSUs, any portion of any restricted stock units that is not settled pursuant to this Section 7.2.2.1 shall be completely forfeited on the Effective Termination Date and you shall have no further rights with respect thereto. All other outstanding equity-based awards (excluding the annual long-term equity incentive awards granted pursuant to Section 3.3.1 and the Make-Whole RSUs) that you hold at the time your employment is terminated shall be treated as determined by the Company’s Board of Directors (or any duly authorized committee thereof).

7.2.2.2 Pre-Spin-Off LTI Awards.  In the event your employment is terminated (i) as a result of a termination without cause pursuant to Section 4.2 or (ii) as a result of a termination due to disability or death pursuant to Section 5 or 6, respectively, in each case, subject to Section 11.18, provided that, except in the event of termination due to disability or death, the release of claims described in Section 4.4 has become effective and irrevocable (but in no event more than 70 days following the Effective Termination Date), you shall receive a lump-sum cash payment equal to the target value of any Pre-Spin-Off LTI Awards that you hold at the time of such termination of employment.

7.3    Payments in Lieu of Other Benefits.    In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

8.    Protection of Confidential Information; Non-Compete.

8.1    Confidentiality Covenant.    You acknowledge that your employment by the Company (which, for purposes of this Section 8.1 (other than Section 8.1.3) shall mean the Company, Parent and their respective affiliates) will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree:

8.1.1  You shall keep secret all confidential matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company’s written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process;

8.1.2  You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and

8.1.3  If the term of employment is terminated pursuant to Section 4, for a period of one year after the Effective Termination Date, without the prior written consent of the Company, you shall not employ, and shall not cause any entity of which you are an affiliate to employ, any person who was a full-time employee of the Company at the date of such termination or within six months prior thereto but such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay.

8.2    Non-Compete.    During the term of employment and for a period of twelve months after (i) the effective date of your retirement or other voluntary termination of employment or (ii) the Effective Termination Date of a termination of employment pursuant to Section 4, you shall not, directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company, render any services to, or act in any capacity for, any Competitive Entity, or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (x) during the period that you are actively employed with the Company, during the Disability Period, or prior to the Effective Termination Date in the event your employment is terminated pursuant to Section 4, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct or (ii) any operating business that is engaged in or conducted by the Company as to which, to your knowledge, the Company covenants, in writing, not to compete with in connection with the disposition of such business, and (y) after the Disability Period, the Effective Termination Date in the event of a termination of your term of employment pursuant to Section 4 or the effective date of your retirement or other voluntary termination of employment, any of the following: Google Inc., IAC/InterActiveCorp, Microsoft Corporation and Yahoo! Inc., and their respective subsidiaries and affiliates and any successor thereto, and any other pure play internet company that, during the twelve months preceding the effective date of your retirement, voluntary termination of employment or Effective Termination Date in the event of a termination of your employment pursuant to Section 4, derived a majority of its revenues from online advertising.

9.   Ownership of Work Product.   You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.

10.   Notices.   All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

10.1    If to the Company prior to a Transaction:

AOL LLC

770 Broadway

New York, New York 10003

Attention: General Counsel

10.2    If to the Company upon and following a Transaction, to the address of the Company’s corporate headquarters and to the attention of the Company’s most senior human resources officer.

10.3    If to you, to your residence address set forth on the records of the Company.

11.    General.

11.1    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

11.2    Captions.    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3    Entire Agreement.    This Agreement, including Annexes A and B, sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

11.4    No Other Representations.    No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

11.5    Assignabilitv.    This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Without limiting the foregoing, the Company shall assign its rights together with its obligations hereunder to PublicCo in connection with any Transaction, and following such Transaction, except as otherwise specifically set forth herein, all references herein to “the Company” shall be deemed to refer to PublicCo. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor. For the avoidance of doubt, upon an assignment to PublicCo in connection with any Transaction, AOL LLC shall have no further rights or obligations under this Agreement.

11.6    Amendments; Waivers.    This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.7    Specific Remedy.    In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 8.1, 8.2, or 9, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

11.8    Third-Party Beneficiary.    Parent shall be a third-party beneficiary of the provisions of Section 8.1 (other than Section 8.1.3), and Parent shall have the right to enforce the provisions of such section. In addition to such other rights and remedies as Parent may have at equity or in law with respect to a breach of Section 8.1 (other than Section 8.1.3), if you commit a material breach of the provisions of Section 8.1 (other than Section 8.1.3), Parent shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Parent.

11.9    Resolution of Disputes.    Except as provided in Sections 11.7 and 11.8, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 11.9. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party shall be entitled to recover the costs of arbitration (including reasonable attorney’s fees and the fees of experts) from the losing party. If at the time any dispute or controversy arises with respect to this Agreement, JAMS/ENDISPUTE is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS/ENDISPUTE for the purposes of the foregoing provisions of this Section 11.9. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

11.10    Beneficiaries.    Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

11.11    No Conflict.    You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, conflict with the terms or provisions of or violate, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

11.12    Conflict of Interest.    Attached as Annex B and made part of this Agreement is the Company Corporate Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

11.13    Withholding Taxes.    Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

11.14    No Offset.    Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

11.15    Severabilitv.    If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.16    Survival.    Sections 3.6, 7.3 and 8 through 11 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.6, 4.4, 4.5, 4.6 and 7 through 11 shall survive any termination of the term of employment pursuant to Section 4.2, 5 or 6.

11.17    Definitions.    The following terms are defined in this Agreement in the places indicated:

affiliate – Section 3.3.1

Base Amount – Section 4.5.1.1

Base Salary – Section 3.1

Bonus – Section 3.2

cause – Section 4.1

Code – Section 3.3.2

Company – the first paragraph on page 1 and Sections 8.1 and 11.5

Competitive Entity – Section 8.2

Disability Date – Section 5.1

Disability Period – Section 5.1

Effective Date – the first paragraph on page 1

Effective Termination Date – Section 4.1

Make-Whole Payment – Section 3.5.1

Make-Whole RSUs – Section 3.5.2

Overpayment – Section 4.5.1.3

Parachute Amount – Section 4.5.1.1

Parent – Section 2.2

Pre-Spin-Off LTI Award – Section 3.3.2

PublicCo – Section 2.2

Reduced Amount – Section 4.5.1.1

Severance Term Date – Section 4.2.1

Term Date – Section 1

term of employment – Section 1

termination without cause – Section 4.2.1

Transaction – Section 2.2

Work Product – Section 9

11.18         Compliance with IRC Section 409A.   This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) you shall not be entitled to any payments or benefits payable hereunder as a result of your termination of employment with the Company that constitute “deferred compensation” under Section 409A of the Code unless such termination of employment qualifies as a “separation from service” within the meaning of Section 409A of the Code (and any related regulations or other pronouncements thereunder), (ii) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (iii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 11.18; provided that none of the Company, any affiliate thereof or any of their respective employees or representatives shall have any liability to you with respect thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AOL LLC

by	/s/ Mark Wainger
Name:	Mark Wainger
Title:	Vice President

ARTHUR MINSON

/s/ Arthur Minson

ANNEX A

RELEASE

This Release is made by and among Arthur Minson (“You” or “Your”) and AOL LLC (the “Company”), 770 Broadway, New York, New York 10003 as of the date set forth below in connection with the Employment Agreement, dated August [•], 2009, and effective on or before September 8, 2009 (the “Employment Agreement”), and in association with the termination of your employment with the Company.

In consideration of payments made to You and other benefits to be received by You by the Company and other benefits to be received by You pursuant to the Employment Agreement, You, being of lawful age, do hereby release and forever discharge the Company, its successors, related companies, Affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans, benefit plan sponsors and benefit plan administrators of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by You or granted to You by the Company that are scheduled to vest subsequent to Your termination of employment and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date You sign this Release, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, as amended, through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company to enforce its obligations under the Employment Agreement and this Release.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of Your release of claims under the Age Discrimination in Employment Act; provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in the Agreement. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the date set forth below; (iii) any claims for enforcement of this Agreement; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or (v) any claims or rights which cannot be waived by law.

You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.

You acknowledge that You have been given              days from the date You received a copy of the Release to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to the Release for seven days following Your signing of the Release. You further understand that You will not receive any payments or benefits under this Agreement if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. You shall not receive any payments or benefits pursuant to this Agreement until the Release becomes effective. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:

Dated:

ANNEX B

AOL LLC CORPORATE

STANDARDS OF BUSINESS CONDUCT

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